UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2008

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MONEY4GOLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-50494	98-0412432
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

595 South Federal Highway, Suite 600, Boca Raton, Florida, 33432

 (Address of Principal Executive Office) (Zip Code)

(561) 544-2447
(Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 20, 2008, Money4Gold Holdings, Inc. (the “Company”) appointed Neil McDermott to the Board of Directors and Audit Committee.

Additionally, the Board adopted the 2008 Equity Incentive Plan (the “Plan”).  Under the Plan, the Company is authorized to issue 8,000,000 shares of restricted stock, stock options and stock appreciation rights to our directors, employees and consultants.  Non-employee directors receive automatic grants which include stock options and restricted stock.  However, the director may elect to take stock options instead of restricted stock.  The number of shares of restricted stock or stock options and the exercise price is based on the fair market price on the day before grant.

Qualifying Event	Stock Options	Restricted Stock
Initial appointment as Chairman of the Board	$62,500	$62,500
Initial election or appointment of non-employee director	$50,000	$50,000
Initial appointment as Chairman of a Committee	$7,500	$7,500
Initial appointment as Committee Member	$5,000	$5,000
Annual grant to Chairman of the Board	$50,000	$50,000
Annual grant to non-employee director	$37,500	$37,500
Annual grant to a Chairman of a Committee	$5,000	$5,000
Annual grant to Committee Member	$3,750	$3,750

The initial grants vest in annual installments over three years and the annual grants vest annually, all grants are subject to the director’s continued service in the same capacity on the applicable vesting dates.

       The Company adopted the 2008/2009 Management Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, our Chief Executive Officer and Chief Operating Officer will each receive a cash bonus on a quarterly basis based on specific goals of the Company.  The cash bonus will be determined by specific revenue goals for 2008 and by specific revenue goals and income goals for 2009.  The income goals will be determined by the Board of Directors based upon an approved operating budget for 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MONEY4GOLD HOLDINGS, INC.

By:	/s/ Daniel Brauser
Daniel Brauser Chief Financial Officer

Date:  October 24, 2008